UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT of 1934

Date of report (Date of earliest event reported):  July 20, 2007

SCHNITZER STEEL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation)	0-22496 (Commission File Number)	93-0341923 (I.R.S. Employer Identification No.)

3200 N.W. Yeon Ave. P.O. Box 10047 Portland, OR (Address of Principal Executive Offices)	97296-0047 (Zip Code)

Registrant’s Telephone Number Including Area Code:  (503) 224-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (seeGeneral Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 20, 2007, Schnitzer Steel Industries, Inc. (the “Company”) executed an amendment (the “Amendment”) to its existing committed Amended and Restated Credit Agreement with Bank of America, as agent, and the lenders party thereto.  Pursuant to the Amendment the credit available under the facility was increased from $400 million to $450 million; the maturity date of the facility was extended to July 3, 2012; the LIBOR pricing grid was reduced by 0.125% at lower levels of leverage and by 0.25% at higher levels of leverage; the annual commitment fee was reduced by 0.05% at all levels of permissible leverage;  the covenant related to the maximum permissible leverage was modified to increase the permissible maximum leverage during the term of the facility; and the restrictions on repurchases of the Company’s common stock were eliminated, contingent on the Company meeting certain minimum requirements related to the ratio of outstanding indebtedness to earnings before interest, taxes, depreciation and amortization (EBITDA).  The foregoing description of the Amendment is hereby qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

4.1	Amendment to Amended and Restated Credit Agreement, dated July 20, 2007, between the Company, Bank of America, NA, and the Other Lenders Party Thereto

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC.
(Registrant)

Dated: July 24, 2007	By:	/s/ RICHARD C. JOSEPHSON
Name: Richard C. Josephson
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

4.1	Amendment to Amended and Restated Credit Agreement, dated July 20,2007, between the Company, Bank of America, NA, and the Other LendersParty Thereto

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